[LETTERHEAD OF MAYER HOFFMAN MCCANN P.C.]



INDEPENDEND AUDITORS' CONSENT

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 of our report dated January 7, 2004, relating to the consolidated financial statements of Gold Standard, Inc. and subsidiaries as of and for the year ended October 31, 2003 included in the Annual Report on Form 10-KSB for the year ended October 31, 2003. It should be noted that we have not audited any financial statements of the company subsequent to October 31, 2003, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.
Salt Lake City, Utah
April 28, 2004